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                                                                    EXHIBIT 99.1
CINCINNATI BELL PRESS RELEASE
FOR IMMEDIATE RELEASE

Media Contact:                                         Investor Contact:
Libby Korosec                                          Mike Hemsath
513.397.1589                                           513.397.7788
libby.korosec@cinbell.com                              MIKE.HEMSATH@CINBELL.COM


             CINCINNATI BELL ANNOUNCES CHANGES TO BOARD OF DIRECTORS Bruce L. Byrnes Elected and Lawrence J. Bouman Resigns

CINCINNATI - July 31, 2003 - Cincinnati Bell Inc. (NYSE: CBB) today announced the election of Bruce L. Byrnes, (55) vice chairman of the board and president of Global Beauty Care and Global Health Care of Procter and Gamble, to the Company's Board of Directors effective August 1, 2003.

"We are very pleased to have Bruce join our board of directors," stated Phil Cox, chairman of the board. "Procter and Gamble is a great company with an enviable record of financial and commercial success. Bruce's leadership in delivering innovation to build consumer, customer and shareholder value make him an outstanding addition to our board."

Byrnes holds a B.A. from Princeton University. Prior to becoming vice chairman and president of Global Beauty and Global Health Care in 2002, his career includes several key positions within P&G, the most recent being president of global health care and corporate new ventures.

                                     -more-

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In addition, Lawrence J. Bouman is resigning from the board of directors effective August 1, 2003. Bouman joined the board in 2001 when the scope of the company became national. He will pursue other board opportunities now that the company has returned to a local focus.

"We thank Larry for his significant business contributions including his valuable assistance throughout the company's restructuring," said Phil Cox, Cincinnati Bell's chairman. "We owe him a debt of gratitude for his service."

ABOUT CINCINNATI BELL
Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

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